Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 20, 2009 with respect to the balance sheet of HiveLive, Inc. as of December 31, 2008 and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended which is included in the Current Report on Form 8-K/A of RightNow Technologies, Inc. dated November 4, 2009. We consent to the incorporation by reference of the said report in the Registration Statements of RightNow Technologies, Inc. on form S-8 (File #’s 333-157847, 333-149776, 333-141340, 333-138543, 333-124329, 333-118515)
/s/ Ehrhardt Keefe Steiner & Hottman PC
Boulder, Colorado
November 4, 2009